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                        [COOPERS & LYBRAND LETTERHEAD]



                                                                 Exhibit 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of Foster Wheeler Corporation on Form S-3 (File No. __________) of our report dated February 13, 1995, on our audits of the consolidated financial statements of Foster Wheeler Corporation and Subsidiaries as of December 30, 1994 and December 31, 1993, and for each of three years in the period ended December 30, 1994, which report is incorporated by reference in the Corporation's Annual Report on Form 10-K, which report is incorporated by reference in the Corporation's Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts" in the registration statement.



                                            Coopers & Lybrand L.L.P.

New York, New York
Auigust 11, 1995